Addendum to Officer's Loan Agreement

Waiver of All Interest Payable for Credit Facility

Agreement dated May 22, 2007 entered into by and between the following parties.

VGTel, Inc. a Company organized under the laws of the State of New York located at
2 Ingrid Road  Setauket, NY 11733-2218  and Ron Kallus, the President and  principal officer of VGTel, Inc.  residing at 2 Ingrid Road  Setauket, NY 11733-2218

Pursuant to loan agreement entered into between the herein parties dated March 1, 2006, and Addendum dated July 18, 2006,  Ron Kallus hereby agrees to waive all rights to interest on credit facility retroactive to March 1, 2006.

Accordingly said Credit Facility is hereby irrevocably declared as interest free.

General Provisions:

(a)  No waiver, modification or amendment of any provisions of this agreement shall be valid unless made in writing, signed by both parties, and specifying with particularity the nature and extent of such a waiver, modification or amendment.  Any such waiver, modification or amendment shall , in no event, be construed to be a general waiver, abandonment, modification or amendment of any of the terms, conditions or provisions of this Agreement, but such waiver shall be strictly limited and restricted tot he extent and occasion specified in such signed writing.

(b)  If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees.  This Agreement shall be construed, adjudicated and controlled by the by the laws of the State of New York and any dispute hereunder shall be brought before JAMS Dispute Resolution in New York City. Their decision shall be binding and the parties waive all rights to appeal.

(c)  This Agreement is the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement.

(d)  Neither party shall assign any of its rights or obligations hereunder, except to the Affiliate or successor in interest, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

(e)  No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder

(f) If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the extent required to permit its enforcement in a manner most closely representing the intention of the parties as expressed herein.

(g)  A Facsimile copy of the Agreement shall have the same legal effect as an original of the same.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement  22 day of May 2007

Agreed:                                                                 Agreed:

/s/ Ron Kallus, President                                  /s/ Ron Kallus
________________________                        ____________________________
VGTel, Inc.                                                                  Ron Kallus